FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES FIRST QUARTER 2009 RESULTS

Reaffirms 2009 Guidance

Edgewood, NY – May 12, 2009 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE Amex: CVU) today announced results for the first quarter ended March 31, 2009.

First Quarter 2009 vs. 2008
• Revenue increased 24% to $9,691,236 from $7,790,754;
• Gross margin was 22% compared to 24% in the prior year’s first quarter;
• Pretax income increased 37% to $873,666, compared to $636,965;
• Net income increased 30% to $545,921, or $0.09 per diluted share, compared to net income of  $419,965, or $0.07 per diluted share;
• First quarter new orders totaled $4.5 million compared to $10.7 million; and
• Unawarded solicitations remain at a high level with open solicitations totaling a maximum realizable value of approximately $360 million.

Edward J. Fred, CPI Aero’s President & CEO, stated, “We started 2009 on a strong note with substantial growth in revenue and profitability.  The 24% increase in revenue was primarily due to the work performed for Spirit Aerosystems on the Gulfstream G650 executive jet under our multi-million dollar contract awarded in 2008.  The decline in gross margin was due to the additional costs we incurred in the early stages of our new programs related to customer changes to engineering and design requirements.  We expect gross margin to return to the projected 23%-25% range in the second half of 2009.  We are on track to achieve our 2009 guidance, which calls for revenue in the range of $42 million to $45 million, resulting in net income of between $3.9 million to $4.3 million.”

He continued, “First quarter awards were approximately $4.5 million, compared to $10.7 million in the same period last year, because of weak national economic conditions, which are affecting buying decisions throughout the military and commercial markets.  Unawarded solicitations remain at a high level totaling a maximum realizable value of approximately $360 million.”

He noted, “We are very proud that as a result of the quality of our work and the on-time delivery, our Company has been selected to work for some the most prestigious aerospace and defense as well as commercial aircraft companies in the world.  These include: The Boeing Company, Spirit AeroSystems, Sikorsky Aircraft and Northrop Grumman.  The very impressive list of critical defense programs that we are participating in such as the Sea Hawk and Black Hawk Helicopters, the A-10 Thunderbolt Attack Jet, the B-1 Bomber and the C-5 Cargo Jet as well as civilian aircraft programs including the S-92 helicopter and the Gulfstream G650 has elevated our reputation and justified our expanded marketing efforts for both new government and commercial subcontracting opportunities.”

Conference Call
CPI Aero’s President and CEO, Edward J. Fred, and CFO, Vincent Palazzolo, will host a conference call today, Tuesday, May 12, 2009 at 11:00 am ET to discuss first quarter results as well as recent corporate developments.  After opening remarks, there will be a question and answer period.  Interested parties may participate in the call by dialing 706-679-3079.  Please call in 10 minutes before the scheduled time and ask for the CPI Aero call.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.cpiaero.com and click on the “Investor Relations” section, then click on “Event Calendar”.  Please access the website 15 minutes prior to the call to download and install any necessary audio software.  The conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

CPI Aero is engaged in the contract production of structural aircraft parts for the U.S. Air Force, other branches of the armed forces and leading prime defense contractors.  In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services.  Among the key programs that CPI Aero supplies are the C-5A Galaxy cargo jet, the T-38 Talon jet trainer, the A-10 Thunderbolt attack jet, the E-3 Sentry AWACS jet, UH-60 Black Hawk helicopter, S-92 helicopter and the MH-60S mine countermeasure helicopter.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2008.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:
Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
CPI Aero	Lena Cati (212) 836-9611
(631) 586-5200	Linda Latman (212) 836-9609
www.cpiaero.com	www.theequitygroup.com

(See Accompanying Tables)

CPI AEROSTRUCTURES, INC.
CONDENSED STATEMENTS OF INCOME
	For the Three Months
	Ended March 31,
	2009	2008
	(Unaudited)
Revenue	$9,691,236	$7,790,754
Income before provision for income taxes	873,666	636,965
Provision for income taxes	281,000	217,000
Net income	$545,921	$419,965

Earnings per common share – basic	$0.09	$0.07

Earnings per common share – diluted	$0.09	$0.07

Shares used in computing earnings per common share:
Basic	5,984,860	5,875,902
Diluted	6,152,609	6,181,752

Balance Sheet Highlights	3/31/09	12/31/08

Cash	$660,933	$424,082

Total current assets	46,015,898	41,881,359

Total assets	47,512,250	43,409,098

Total current liabilities	10,299,064	6,745,964

Working capital	35,716,834	35,135,395

Short-term debt	2,025,061	920,668

Long-term debt	2,252,606	2,401,206

Shareholders’ Equity	34,690,454	33,983,150

Total Liabilities and Shareholders’ Equity	$47,512,250	$43,409,098

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